Exhibit 99.1-2: Form 15F Press Release

www.stratecoinc.com
TSX: RSC; U.S.: SRSIF; Frankfurt: RF9

STRATECO FILES FORM 15F
TO TERMINATE ITS REPORTING OBLIGATIONS IN THE UNITED STATES

Boucherville, QC – March 15, 2011 - Strateco Resources Inc. (“Strateco” or “the Company”) announces today that it will file a Form 15F as a Foreign Private Issuer with the U.S. Securities and Exchange Commission (“SEC”) to terminate the registration of its common shares under the Securities & Exchange Act of 1934. As a result of this filing, Strateco’s obligation to file quarterly reports under Form 10-Q, occasional reports under Form 8-K and annual reports under Form 10-K with the SEC, will be suspended immediately.

The Company’s common shares have never been listed on a United States stock exchange and the trading of the Company’ shares on the Pink Sheets (OTC grey market) represents less than 5% of the worldwide trading volume of the Company. Strateco will however be maintaining the listing of its common shares on the Toronto Stock Exchange (“TSX”) in Canada, its primary trading market.

Taking into consideration the interests of its shareholders, Strateco decided to cease its reporting obligations in the United States to substantially reduce the Company's regulatory compliance costs and efforts associated with the SEC requirements. Strateco will continue to be a reporting issuer in Canada, in compliance with laws and rules of the Québec, Alberta, Ontario, and British Columbia Securities Commissions. Shareholders will also find links to the information that is filed publicly with Canadian regulatory authorities, in the English language, on the Company’s website at www.stratecoinc.com, on SEDAR’s website at www.sedar.com and on SEDI’s website at www.sedi.ca.

About Strateco

Strateco is engaged in exploration and development of the Matoush Project and other uranium-related properties located in the Otish Mountains in the province of Québec, Canada.

Forward looking statements

This news release contains forward-looking statements subject to certain risks and uncertainties. There can be no assurance that these statements will prove to be correct, and actual results and future events could differ materially from those implied by such statements. These risks and uncertainties are discussed in the annual report filed with the securities commissions of British Columbia, Alberta, Ontario and Quebec.

The Toronto Stock Exchange did not review or accept responsibility for the adequacy or accuracy of this news release.

For more information, contact:

STRATECO RESOURCES INC.
Guy Hébert	Jean-Pierre Lachance
President and Chief Executive Officer	Executive and Exploration Vice President
ghebert@bbhgm.com	jplachance@bbhgm.com
Tel: 450.641.0775 1.866.774.7722 Fax: 450.641.1601 www.stratecoinc.com TSX: RSC; U.S.: SRSIF; Frankfurt: RF9

Renmark Financial Communications Inc.
Jason Roy: jroy@renmarkfinancial.com
Maurice Dagenais: mdagenais@renmarkfinancial.com
Tel: (514) 939-3989
Fax: (514) 939-3717
www.renmarkfinancial.com